As filed with the Securities and Exchange Commission on July 5, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 18-K/A

AMENDMENT NO. 1

to

ANNUAL REPORT
of

HER MAJESTY THE QUEEN
IN RIGHT OF NEW ZEALAND

(Name of Registrant)

Date of end of last fiscal year: June 30, 2004

SECURITIES REGISTERED

(As of the close of the last fiscal period)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered

Twenty Year 10 5/8% Bonds Due November 15, 2005	US$200,000,000	New York Stock Exchange
Twenty-five Year 9 7/8% Bonds Due January 15, 2011	US$150,000,000	New York Stock Exchange

Name and address of person authorized to receive notices and communications from the Securities and Exchange Commission:

HER EXCELLENCY MS. ROSEMARY BANKS
Permanent Representative
of the New Zealand Permanent Mission
to the United Nations
One United Nations Plaza
25th Floor
New York, NY  10017

Copies to:
JEFFREY F. BROWNE
Sullivan & Cromwell
101 Collins Street

Melbourne, Victoria 3000
Australia

EXPLANATORY NOTE

The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended June 30, 2004 (the “Annual Report”) by filing the following additional exhibits.

Exhibit (e)(1) – 2005 Budget Speech

Exhibit (e)(2) – 2005 Fiscal Strategy Report

Exhibit (e)(3) – 2005 Budget Economic and Fiscal Update

Information contained in or otherwise accessible through the Internet sites mentioned in the exhibits to the Annual Report on Form 18-K, as amended, does not form a part of the Annual Report. All references to Internet sites are for informational purposes only.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to New Zealand’s Annual Report on Form 18-K/A to be signed on its behalf by the undersigned, thereunto duly authorized, at New York, New York on the 1st day of July, 2005.

HER MAJESTY THE QUEEN IN RIGHT OF NEW ZEALAND

By	/s/ Rosemary Banks
HER EXCELLENCY MS. ROSEMARY BANKS
Permanent Representative
New Zealand Permanent Mission
to the United Nations

By	/s/ Timothy John McIvor
TIMOTHY JOHN MCIVOR
Deputy Permanent Representative
New Zealand Permanent Mission
to the United Nations

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

HER MAJESTY THE QUEEN
IN RIGHT OF NEW ZEALAND

EXHIBITS
to

FORM 18-K

ANNUAL REPORT
UNDER THE
SECURITIES EXCHANGE ACT OF 1934
FILED AS PART OF THE

FORM 18-K/A

AMENDMENT NO. 1

to the

ANNUAL REPORT

EXHIBIT VOLUME

Exhibit Index to the Form 18-K/A Amendment No. 1

The undersigned hereby amends its Annual Report on Form 18-K for the fiscal year ended June 30, 2004 (the “Annual Report”) by filing the following additional exhibits.

Exhibit (e)(1) – 2005 Budget Speech

Exhibit (e)(2) – 2005 Fiscal Strategy Report

Exhibit (e)(3) – 2005 Budget Economic and Fiscal Update